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                 [Letterhead of Physician Support Systems, Inc.]

FOR IMMEDIATE RELEASE

                                        Contact:
                                        David S. Geller
                                        Senior Vice President & Chief
                                        Financial Officer
                                        Physician Support Systems, Inc.
                                        (717) 653-5340

                                        Noonan/Russo Communications, Inc.
                                        (212) 696-4455
                                        Jessica Livingston (investors), ext. 229
                                        Michele M. Helm (media), ext. 225
                                        e-mail: news@noonanrusso.com

             PHYSICIAN SUPPORT SYSTEMS SUCCESSFULLY COMPLETES MERGER
                         WITH SYNERGISTIC SYSTEMS, INC.

Mt. Joy, PA -- July 1, 1996 - Physician Support Systems, Inc. (Nasdaq: PHSS) today announced it has completed its merger with Synergistic Systems, Inc. ("SSI"). The transaction will be accounted for as a pooling of interests. Terms of the transaction were not disclosed.

SSI, based in Chatsworth, CA, provides accounts receivable and practice management services to a broad variety of physician specialties. During 1995, SSI had revenues of approximately $10 million.

"We are very pleased with the successful completion of our merger with SSI," said Peter Gilson, President and Chief Executive Officer of Physician Support Systems. "We are particularly excited about the addition of Jean Campbell, President of SSI, and the rest of the SSI management team, and we look forward to working closely with them to further develop our West Coast business."

Jean Campbell, President and Chief Executive Officer of SSI, stated, "I am proud and extremely enthusiastic to join PSS and foresee integrating the substantial resources and growth opportunities this national company will share with SSI."

Headquartered in Mt. Joy, Pennsylvania, Physician Support Systems, Inc. is a leading provider of business management services to hospital-based physicians, including accounts receivable, financial, administrative, strategic and information support systems.





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This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks facing PSS. These risks include the ability of PSS to grow internally or by acquisitions, political and regulatory pressures or changes, the ability of PSS to integrate acquired businesses into the PSS group of companies, competitive action by other companies, changing conditions in the healthcare industry and other risks referred to in PSS's periodic reports and registration statement filed with the Securities and Exchange Commission.

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               Wide Web: http://www.noonanrusso.com